EXHIBIT 15

CONTINGENT PAYMENT RIGHTS REPURCHASE AGREEMENT

by and among

DELTA PETROLEUM CORPORATION

AND

TRACINDA CORPORATION

Dated as of May 15, 2009

CONTINGENT PAYMENT RIGHTS REPURCHASE AGREEMENT

This CONTINGENT PAYMENT RIGHTS REPURCHASE AGREEMENT, dated as of May 15, 2009 (this “Agreement”), is entered into by and among Delta Petroleum Corporation, a Delaware corporation (the “Company”) and Tracinda Corporation, a Nevada corporation (“Seller”).

RECITALS

WHEREAS, the Company issued and sold to Seller the CPRs pursuant to the terms and conditions of the Contingent Payment Rights Purchase Agreement dated as of March 26, 2009 (the “Purchase Agreement”);

WHEREAS, by letter dated May 15, 2009, Seller requested the Company repurchase the CPRs pursuant to Section 5.4 of the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transaction referred to above, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them as follows:

“Board of Directors” means the board of directors of the Company.

“Closing” means the consummation of the transaction as set forth in Article II.

“CPR” means a right to receive a payment in cash pursuant to the terms of the Purchase Agreement.

“CPR Certificates” means the two certificates evidencing CPRs purchased by Seller pursuant to the Purchase Agreement: (1) CPR No. 1 certificate for the amount of $14,900,000 dated March 26, 2009 and (2) CPR No. 2 certificate for the amount of $10,100,000 dated April 1, 2009.

“CPR Repurchase Price” has the meaning set forth in Section 2.2.

“Encumbrances” means any and all liens, charges, security interests, financing statements, encumbrances, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, defects or imperfections of title or other restrictions on title or transfer of any nature whatsoever, including any conditional sale or other title retention agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, or any successor legislation, and any regulations or rules promulgated thereunder.

“Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Parties” means the Company and Seller, and “Party” means either, as applicable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor legislation, and any regulations or rules promulgated thereunder.

ARTICLE II REPURCHASE OF CONTINGENT PAYMENT RIGHTS

Section 2.1 Repurchase of CPRs. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall be obligated to purchase, and Seller shall be obligated to sell to the Company, the CPRs, as set forth in this Article II, free and clear of all Encumbrances, except for any restrictions on transfer arising under the Securities Act or any applicable state securities laws.

Section 2.2 Purchase Price. The Company agrees to pay, and Seller agrees to accept, Twenty-Six Million dollars ($26,000,000) at the Closing as the purchase price for the CPRs (the “CPR Repurchase Price”).

Section 2.3 Closing; Closing Deliveries.

(a) Closing. The Closing of the purchase and sale of the CPRs pursuant to this Agreement shall occur at the offices of Davis Graham & Stubbs LLP located at 1550 Seventeenth Street, Suite 500, Denver, CO 80202 at 10:00 a.m., Mountain Time, or at such other time or location as agreed in writing by the Parties. The Closing of the purchase of the CPRs by the Company from Seller shall occur concurrently with (i) the execution and delivery of this Agreement, and (ii) termination and cancellation of the CPR Certificates.

(b) Closing Deliveries by the Company. At the Closing, Seller shall deliver the CPR Certificates.

(c) Closing Deliveries by Purchaser. At the Closing, the Company shall deliver the CPR Repurchase Price by wire transfer of immediately available funds to an account designated by Seller in writing prior to the Closing.

ARTICLE III REPRESENTATIONS AND WARRANTIES

Section 3.1 Company Representations and Warranties. The Company hereby represents and warrants to Seller as follows:

(a) Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken a whole, or a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

(b) Authorization; Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transaction contemplated hereby have been duly approved and authorized by (i) a majority of the Board of Directors and (ii) a majority of the members of the Board of Directors other than Messrs. Parker, Murren and Taylor. No other corporate action, including the vote or consent of the Company’s stockholders on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transaction contemplated hereby.

(c) Execution; Validity of Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms: except as such enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights, and the general principles of equity.

(d) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the purchase of the CPRs in accordance herewith or compliance by the Company with any of the provisions hereof will (1) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (2) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or any other Person, or (3) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation.

Section 3.2 Seller Representations and Warranties. Seller hereby represents and warrants to the Company as follows:

(a) Organization; Authorization; Validity of Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the board of directors of Seller, and no other corporate action, including the vote or consent of Seller’s shareholder, on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation of the transaction contemplated hereby.

(b) Execution; Validity of Agreement. This Agreement has been duly executed and delivered by Seller, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights, and the general principles of equity.

(c) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the sale of the CPRs in accordance herewith or compliance by Seller with any of the provisions hereof will (1) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Seller, (2) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (3) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or to which its assets are subject, or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller.

(d) Release of Pledge. Seller is the sole holder and has full ownership and control of the CPRs free and clear of any Encumbrance.

(e) Title. Upon the Closing, the Company will own and have unencumbered, good title to the CPRs, free and clear of any Encumbrance.

(f) Litigation Proceeds. Seller acknowledges that the Company expects to receive Litigation Proceeds in the amount of approximately $60.0 million within the next 30 days. Seller has no right or claim to any portion of the $60.0 million or any future Litigation Proceeds that the Company may receive, including any portion of the $91.4 million judgment entered in the Company’s favor on February 25, 2009. Seller irrevocably waives any right to assert any claim or cause of action against the Company in connection with any Litigation Proceeds received by the Company after the Closing.

ARTICLE IV CONDITIONS TO CLOSINGS

Section 4.1 Conditions to Each Party’s Obligation to Close. The respective obligations of each Party to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transaction contemplated by this Agreement; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the transaction contemplated by this Agreement

(b) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the transaction contemplated by this Agreement.

(c) Opinion. In connection with the Closing, the Parties shall have received an opinion of Houlihan Lokey Howard & Zukin that the transaction contemplated by this Agreement is not materially less favorable than that which might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a non-affiliate.

ARTICLE V MISCELLANEOUS PROVISIONS

Section 5.1 Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (i) delivered by hand or sent by certified mail, return receipt requested, (ii) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (iii) if faxed (or other similar electronic means), with receipt confirmed as follows:

If to the Company:	Delta Petroleum Corporation 370 17th Street, Suite 4300 Denver, Colorado 80202 Attn: Roger A. Parker Fax: (303) 293-0066

with a copy to:	Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, Colorado 80202 Attn: Ronald R. Levine, II Fax: (303) 893-1379

If to Seller:	Tracinda Corporation 150 South Rodeo Drive Suite 250 Beverly Hills, California 90212 Attn: Richard E. Sobelle Fax: (310) 271-3416

with a copy to:	Glaser, Weil, Fink, Jacobs & Shapiro LLP 10250 Constellation Boulevard 19th Floor Los Angeles, California 90067 Attn: Janet S. McCloud Fax: (310) 556-2920

The parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the individual or entity or office to receive notices, requests or other communications under this Section 5.1. Notice shall be deemed to have been given as of the date when so personally delivered, when physically delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a facsimile is confirmed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient

Section 5.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.3 Successors and Assigns. All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

Section 5.4 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Parties hereto and their permitted successors and assigns hereunder.

Section 5.5 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

Section 5.6 Choice of Venue. The parties agree that any actions or other proceedings arising out of or relating to this Agreement shall be brought by the parties and held and determined only in a Delaware state court or a federal court sitting in that state which shall be the exclusive venue of any such action or proceeding. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action or proceeding, and irrevocably consents and submits to the jurisdiction of such court (and the appropriate appellate courts) in any such action or proceeding. Any and all service of process and any other notice in any such action or proceeding shall be effective against such party when transmitted in accordance with Section 5.1. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable laws.

Section 5.7 Acknowledgment of Non-Party Status. The parties hereto acknowledge that Kirk Kerkorian is not a party to this Agreement or any of the other documents delivered at the Closing. Accordingly, the parties hereto hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement, or (ii) any party hereto has any claim arising from or relating to the transaction contemplated by this Agreement, no party hereto, nor any party claiming through it (to the extent permitted by applicable law) shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian by reason of such alleged breach, default or claim.

Section 5.8 Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transaction and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 5.9 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to constitute but one and the same instrument.

Section 5.10 Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transaction and matters contemplated hereby and thereby and this Agreement supersedes any and all prior oral or written agreements regarding the transaction and matters contemplated hereby and thereby.

Section 5.11 Specific Performance. Seller and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each party hereto expressly waives any requirement that any other party hereto obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of the Agreement.

Section 5.12 Time of the Essence. Time is of the essence in the performance of this Agreement.

Section 5.13 Amendments. This Agreement may not be amended, modified or changed; nor shall any waiver of any provision hereof be effective, except by means of a written instrument that has been executed by the Parties to be bound.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Contingent Payment Rights Repurchase Agreement of the date first written above.

DELTA PETROLEUM CORPORATION

By:	/s/ KEVIN NANKE
Name:	Kevin Nanke
Title:	CFO

TRACINDA CORPORATION

By:	/s/ ANTHONY MANDEKIC
Name:	Anthony Mandekic
Title:	Secretary/Treasurer